Exhibit (a)(6)

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KLA-TENCOR CORPORATION

ELECTION FORM

RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO AMEND

DATED FEBRUARY 27, 2007

THE OFFER EXPIRES AT 11:59 P.M., PACIFIC TIME, ON MARCH 27, 2007,

UNLESS THE OFFER IS EXTENDED.

Name :

KALAKOTI SRINI

Employee ID : 10010

Address : 1 MY ROAD SAN JOSE CA 95148 US

Important: Read the instructions to this Eection Form before completing and signing this page.

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Important: Read the instructions to this Election Form before completing and signing this page.

Indicate your decision to tender your Eligible Options identified below for amendment by checking the "Amend Entire Eligible Portion" box. If you do not want to tender one or more of your Eligible Options for amendment, check the "Amend None" box for those particular options. If you do not clearly mark the "Amend Entire Eligible Portion" box with respect to an Eligible Option, your election with respect to that option will default to "Amend None." In that event, such Eligible Option will not be amended, and you will not become entitled to the special cash bonus payable with respect to that Eligible Option. In addition, you will be solely responsible for bringing such Eligible Option into compliance with IRC Section 409A in order to avoid adverse tax consequences with respect to that option. You may not tender only a portion of an Eligible Option.

Grant Date	Option Number	Option Plan	Exercise Price Per Share	Total Number of Shares Subject to Outstanding Option	Number of Shares Subject to Portion Qualifying as Eligible Option	Amend Entire Eligible Portion?
November 13, 2000	00034601	98	$13.38	7,551	7,551	(•) Yes ( ) No
November 13, 2000	00034602	98	$13.38	449	449	( ) Yes (•) No
December 27, 2001	00037381	96	$15.29	24,100	24,100	( ) Yes (•) No
April 10, 2002	00039672	96	$12.21	4,500	2,925	( ) Yes (•) No
February 21, 2004	F02136	96	$9.31	4,500	1,350	( ) Yes (•) No
December 17, 2004	F02968	96	$7.66	5,000	1,562	(•) Yes ( ) No

Please note that if an Eligible Option you tender for amendment has an exercise price per share at or above the closing selling price per share of KLA-Tencor common stock on the amendment date, that option will be canceled on that date and immediately replaced with a new option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date. Such cancellation and re-grant is necessary in order to avoid adverse taxation of that option under IRC Section 409A.

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